Exhibit 10.3

EXECUTION COPY

AMENDED AND RESTATED
INCENTIVE AGREEMENT
The Incentive Agreement (the “Agreement”) made the 29th day of September, 2015, by and between Citrix Systems, Inc., a Delaware corporation (the “Company”), and Christopher Hylen (the “Executive”) is hereby amended and restated as follows this 16th day of February, 2016.
WHEREAS, the Company is in the process of reviewing and/or implementing a number of significant strategic and operational initiatives (the “Initiatives”), including the spinoff of the business in which the Executive is currently employed (a “Spinoff”) or any type of concurrent spin-merge transaction (a “Spin-Merge Transaction”) (for the avoidance of doubt, if a transaction constitutes a Spin-Merge Transaction, it shall not also constitute a Spinoff for purposes of this Agreement); and
WHEREAS, the Executive will have a critical role in furthering the Initiatives, and also maintaining the commitment and engagement of the Company’s employees, partners and customers during this process.
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:
1.Purpose. The Company considers it essential to the best interests of its stockholders to promote and preserve the continuous employment of key management personnel and to incentivize such personnel to pursue the successful completion of the Initiatives. The Compensation Committee of the Board of Directors of the Company (the “Board”), therefore, has determined that appropriate steps should be taken to provide the Executive with a special equity grant and competitive compensation and benefits arrangements in the event he is involuntarily terminated under certain circumstances. Nothing in this Agreement shall be construed as creating an express or implied contract of employment; and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company, any successor to the Company or any successor of any business of the Company.

2.Special Equity Grant. The Executive has received a special equity grant from the Company under the Company’s 2014 Equity Incentive Plan in the form of restricted stock units as described on Exhibit I (the “Special Equity Grant”), which Special Equity Grant was evidenced by one or more separate award agreements.

3. 2016 Annual Equity Refresh Award. In March 2016, the Company will award to the Executive an annual equity “refresh” award for 2016 consistent with the program for equity refresh awards to members of the Company’s Executive Leadership Team then currently in place with vesting to commence on the date of grant, subject to determination of the value, structure and terms of such award by the Compensation Committee of the Board.

4.Treatment of Certain Equity Awards Upon Spinoff or Spin-Merge Transaction. Upon the effective date of the Spinoff or Spin-Merge Transaction:

(a)the 20,000 time-based restricted stock units granted to the Executive by the Company on September 1, 2015, to the extent unvested as of the date of the Spinoff or Spin-Merge Transaction, as applicable, will become fully vested upon completion of the Spinoff or Spin-Merge Transaction, as applicable, in accordance with the terms of the applicable award agreement; and

(b)subject to approval of the Compensation Committee of the Board, the 20,000 performance-based restricted stock units granted by the Company to the Executive on October 1, 2015, will become fully vested upon completion of the Spinoff or Spin-Merge Transaction, as applicable, with the number of shares earned based upon the forecasted Company non-GAAP operating margin for 2016.

5.Pro-Rated Variable Cash Compensation. If the Executive ceases to be employed by the Company on account of the Spinoff or the Spin-Merge Transaction, the Company shall also pay the Executive the variable cash compensation he would have earned if he had remained employed with the Company in the amount determined by the Compensation Committee of the Board at the completion of the year in which the date of the Spinoff or Spin-Merge Transaction, as applicable, occurs, with such amount further pro-rated by a fraction, the numerator of which shall be the number of elapsed days in the calendar year through the date of the Spinoff or Spin-Merge Transaction, as applicable, and the denominator of which shall be 365 (“Pro-Rated Bonus”). The Pro-Rated Bonus will be payable within 75 days after the end of the year in which the date of the Spinoff Spin-Merge Transaction, as applicable, occurs. This provision shall survive the Protection Period Date (as defined in Section 7 below).

6.Transaction Bonus. Upon the completion of either the Spinoff or the Spin-Merge Transaction, if the Executive remains employed by the Company through such date, the Company shall pay him a transaction bonus of $150,000. This provision shall survive the Protection Period Date (as defined in Section 7 below).

7.Regular Severance Benefits. If prior to January 25, 2017 (the “Protection Period Date”), the Executive’s employment is terminated by the Company for any reason other than for Cause, Disability or death, or if the Executive resigns for Good Reason, subject to the Executive signing a separation and release agreement in the form of Exhibit II (the “Separation Agreement and Release”), and the Separation Agreement and Release becoming irrevocable, all within 60 days after the earlier of (i) the date of termination or (ii) the date the Executive is provided with the Separation Agreement and Release (the “60-day Period”), the Executive shall be entitled to the following:

(a)The Company shall pay to the Executive a severance amount equal to the sum of the Executive’s then current annual base salary and Target Variable Cash Compensation. Such amount shall be paid in a lump sum on the next regularly-scheduled payroll date following the date that the Separation Agreement and Release becomes irrevocable and in any event during the 60-day Period; provided, however, that if the 60-day Period begins in one calendar year and ends in a second calendar year and the lump sum amount would have been payable during the first calendar year based on the foregoing, the severance amount shall instead be paid on the first regularly-scheduled payroll date in the second calendar year and no later than the last day of the 60-day Period.

(b)On the date the Separation Agreement and Release becomes irrevocable, the Executive shall become vested in that portion of all of his then outstanding unvested equity awards with time-based vesting that would have become vested within the 12-month period following the date of termination, and notwithstanding the terms of the existing equity award agreements, the forfeiture of such portion of the equity awards shall be delayed until the end of the 60-day Period. Shares of the Company’s common stock underlying any such restricted stock units with time-based vesting shall be issued to the Executive upon the Separation Agreement and Release becoming irrevocable in accordance with the foregoing (it being understood that the Executive shall have no rights with respect to such shares of common stock unless and until they are issued to the Executive).

(c)The Company shall provide the Executive, and his eligible dependents, at the Company’s expense, continued medical, dental and vision insurance benefit coverage in accordance with the provisions of COBRA for 12 months following the date of termination (the “COBRA Coverage Period”), provided that the Executive timely executes all necessary COBRA election documentation and remains eligible for COBRA coverage. COBRA election documentation will be sent to the Executive after the Executive’s date of termination. After the Executive’s COBRA Coverage Period, if the Executive wishes to continue such COBRA coverage, the Executive will be required to pay all requisite premiums for such continued coverage.

For the avoidance of doubt, if in connection with the Spinoff or a sale of the business of the Company to which the Executive’s employment then relates is sold, and the Executive continues employment with the successor entity or one of its affiliates, he shall not be deemed to incur a termination of employment under this Agreement and shall not be entitled to any benefits under this Section 7.
Notwithstanding the foregoing, if the Executive is party to a Change in Control Agreement with the Company and becomes eligible to receive severance payments under the Change in Control Agreement, he shall not be eligible to receive severance payments under this Agreement. If the Executive becomes eligible to receive severance payments under Section 8 hereof, he shall not also receive severance payments under this Section 7.
8.Special Severance Benefits. If in connection with a Spin-Merge Transaction, the Executive’s employment is terminated by the Company for any reason other than for Cause, Disability or death, or if the Executive resigns for Good Reason, subject to the Executive signing the Separation Agreement and Release, and the Separation Agreement and Release becoming irrevocable, all within the 60-day Period, the Executive shall be entitled to the following:

(a)The Company shall pay to the Executive a severance amount equal to the sum of (i) the Executive’s then current annual base salary and Target Variable Cash Compensation and (ii) $2.0 million.

(b)On the date the Separation Agreement and Release becomes irrevocable, the Executive shall become vested in all of his then outstanding unvested equity awards with time-based vesting (other than any time-based equity awards granted as part of a “refresh” award for 2016 as described in Section 3 of this Agreement) and in all of his outstanding unvested equity awards with performance-based vesting (other than any performance-based equity awards granted as part of a “refresh” award for 2016 as described in Section 3 of this Agreement) with the awards deemed earned at the higher of actual achievement of the performance metrics to date or target. Notwithstanding the terms of the existing equity award agreements, the forfeiture of such portion of the equity awards shall be delayed until the end of the 60-day Period. Shares of the Company’s common stock underlying any such restricted stock units shall be issued to the Executive upon the Separation Agreement and Release becoming irrevocable in accordance with the foregoing (it being understood that the Executive shall have no rights with respect to such shares of common stock unless and until they are issued to the Executive).

(c)The Company shall provide the Executive, and his eligible dependents, at the Company’s expense, continued medical, dental and vision insurance benefit coverage in accordance with the provisions of COBRA for 18 months following the date of termination (the “COBRA Coverage Period”), provided that the Executive timely executes all necessary COBRA election documentation and remains eligible for COBRA coverage. COBRA election documentation will be sent to the Executive after the Executive’s date of termination.

(d)The Company shall pay the Pro-Rated Bonus to the Executive, but the Pro-Rated Bonus shall be calculated based on Target Variable Cash Compensation.

(e)The amount payable under subsections (a) and (d) shall be paid in a lump sum on the next regularly-scheduled payroll date following the date that the Separation Agreement and Release becomes irrevocable and in any event during the 60-day Period; provided, however, that if the 60-day Period begins in one calendar year and ends in a second calendar year and the lump sum amount would have been payable during the first calendar year based on the foregoing, the severance amount shall instead be paid on the first regularly-scheduled payroll date in the second calendar year and no later than the last day of the 60-day Period.

For the avoidance of doubt, if the Executive accepts the position of President and Chief Executive Officer with the party to the Spin-Merge Transaction, he shall not be deemed to incur a termination of employment under this Agreement and shall not be entitled to any benefits under this Section 8.
Notwithstanding the foregoing, if the Executive becomes eligible to receive severance payments under this Section 8, he shall not be eligible to receive severance payments under Section 7 hereof or under any Change in Control Agreement with the Company.
This Section 8 shall survive the Protection Period Date but shall cease to apply after a Spinoff.

9.Additional Limitation.

(a)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b)For purposes of this Section 9, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 9 shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”) with the Executive’s consent, which will not be unreasonably withheld. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

10.Definitions. For purposes hereof, the following terms shall have the meanings set forth below:

(a)“Cause” shall mean a termination of the Executive’s employment which is a result of:
(i)a felony conviction; or

(ii)willful disclosure of material trade secrets or other material confidential information related to the business of the Company and its subsidiaries or affiliates; or

(iii)willful and continued failure substantially to perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board, which demand identifies the specific actions which the Board believes constitute willful and continued failure substantially to perform the Executive’s duties, and which performance is not substantially corrected by the Executive within ten days of receipt of such demand; or

(iv)willful and knowing participation in releasing false or materially misleading financial statements or submission of a false certification to the Securities and Exchange Commission.

(b)“Disability” shall mean that if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties to the Company on a full-time basis for 180 calendar days in the aggregate in any 12-month period.

(c)“Good Reason” shall mean the occurrence of any of the following events:

(i)a substantial reduction, not consented to by the Executive, in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties; or

(ii)an adverse change in the Executive’s title of Senior Vice President and General Manager, which is not consented to by the Executive (it being understood that Good Reason shall not be triggered if the Executive is provided with a title reflecting a position of equal or greater responsibilities, authorities, powers, functions or duties); or

(iii)a reduction in the Executive’s annual base salary or Target Variable Cash Compensation, each as in effect on the date hereof or as the same may be increased from time to time hereafter, except for across-the-board reductions of annual base salary similarly affecting all executive officers of the Company; or

(iv)the Spinoff occurs and the Executive was not offered the positions of President and Chief Executive Officer of the spun-off entity (it being understood that Good Reason shall not be triggered unless and until such Spinoff transaction has been completed by the Company); or

(v)the relocation of the Company’s offices at which the Executive is principally employed (the “Current Offices”) to any other location more than 35 miles from the Current Offices, or the requirement by the Company for the Executive to be based more than 35 miles away from the Current Offices, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations as of the date of this Agreement; or

(vi)the Company engages in a Spin-Merge Transaction and the Executive is either not offered or does not accept the positions of President and Chief Executive Officer of the combined entity (it being understood that Good Reason shall not be triggered unless and until the Spin-Merge Transaction has been completed by the Company).

(d)“Target Variable Cash Compensation” shall mean the Executive’s variable cash compensation target for the then current fiscal year, calculated as though the Company and the Executive achieved, as of the applicable measurement date, the Company’s financial targets and the Executive’s financial targets and individual goals, each at the 100 percent level.

11.Withholding. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

12.No Mitigation. The Company agrees that, if the Executive’s employment by the Company is terminated, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 7 or 8 hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

13.Settlement and Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled exclusively by arbitration in accordance with the laws of the State of California by three arbitrators, one of whom shall be appointed by the Company, one by the Executive and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in Santa Clara, California. Such arbitration shall be conducted in Santa Clara, California in accordance with the Employment Arbitration Rules of the American Arbitration Association or any successor rules, except with respect to the selection of arbitrators which shall be as provided in this Section 13. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. To the extent permitted by law, the parties shall each bear their own costs, expert fees, attorneys’ fees, and other fees incurred in connection with this Agreement.

14.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board.

15.Effect on Other Plans. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except that the Executive shall have no rights to any severance benefits under any Company severance pay plan.

16.No Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its Affiliates may have against the Executive or others whether by reason of the Executive’s breach of this Agreement, subsequent employment of the Executive, or otherwise.

17.Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements between the parties concerning such subject matter, except for the Change in Control Agreement between the

Company and Executive and the award agreements for the Special Equity Grant and refresh grants described in Sections 2 and 3 of this Agreement.

18.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

19.Governing Law. This contract shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to such state’s conflicts of laws principles.

20.Obligations of Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

21.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death; provided, however, that in the case of benefits, the Executive may elect to pay for the costs of such benefits during such delay period in exchange for reimbursement of such costs after the end of the delay period. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.

(b)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).

(d)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

22.Attorney’s Fees. The Company shall pay the Executive’s reasonable attorney’s fees incurred in the preparation and negotiation of this Agreement up to a maximum of $50,000.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company by its duly authorized officer, and by the Executive, as of the date first above written.
CITRIX SYSTEMS, INC.

By:	/s/ Robert Calderoni
Robert Calderoni
Executive Chairman

/s/ Christopher Hylen
Executive

EXHIBIT I

SPECIAL EQUITY GRANT

Time-Based RSUs

•	Number of Time-Based RSUs: 20,000 (grant date of Sept. 1, 2015)

•
Vesting of Time-Based RSUs: Subject to the terms of the applicable award agreement, the Executive shall become vested in the time-based RSUs included in the Special Equity Grant if the Executive remains employed with the Company in a full‑time capacity on each of the following dates:

◦	50% of the time-based RSUs shall vest on April 1, 2016; and

◦	50% of the time-based RSUs shall vest on October 1, 2016.

Notwithstanding the foregoing, if the Spinoff or Spin-Merge Transaction occurs prior to the Executive becoming fully vested in such time-based RSUs and the Executive continues employment with the successor entity or one of its affiliates, the Executive shall become fully vested in such time-based RSUs upon the completion of such Spinoff or Spin-Merge Transaction.

Performance-Based RSUs

•	Number of Performance-Based RSUs: 20,000 (grant date of Oct. 1, 2015)

•
Vesting of Performance-Based RSUs: Subject to the terms of the applicable award agreement, the Executive shall become vested in the performance-based RSUs included in the Special Equity Grant based on the Company, business unit, function and/or the Executive’s individual performance during the Performance Period identified below, and conditioned upon the Executive remaining employed with the Company in a full‑time capacity through the end of the Performance Period:

◦
Performance Metrics: One or more performance metrics of either the Company as a whole or any business unit or function or individual performance objectives to be determined by the Committee following the Board of Directors’ review of the recommendation of the Operations Committee of the Board

◦

◦	Performance Period: The measurement period approved by the Committee when it establishes the performance metrics referenced above

Notwithstanding the foregoing, if the Spinoff or Spin-Merge Transaction occurs prior to the end of the Performance Period and the Executive continues employment with the successor entity or one of its affiliates, the Executive shall become vested in the performance-based RSUs to the extent provided in Section 4(b) of the Incentive Agreement.

EXHIBIT II

Separation Agreement AND RELEASE

I enter into this Separation Agreement and Release (the “Release”) pursuant to Section 7 or 8 of the Incentive Agreement between Citrix Systems, Inc. (the “Company”) and me dated [date], 2015 (the “Incentive Agreement”). I acknowledge that my timely execution and return and my non-revocation of this Release are conditions to my entitlement to the benefits set forth in Sections 7 and 8 of the Incentive Agreement (the “Severance Benefits”). I therefore agree to the following terms:
1.Release of Claims. I voluntarily release and forever discharge the Company, its parents, subsidiaries, and affiliated entities, and each of those entities’ respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Release, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This includes, without limitation, the release of all Claims:

•	relating to my employment by the Company and my separation from employment;

•	of wrongful discharge;

•	of breach of contract;

•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and Claims of any form of discrimination or retaliation that is prohibited by the California Unruh Act or the law of any other state);

•	under any other federal or state statute;

•	of defamation or other torts;

•	of violation of public policy;

•	for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect my rights under the Company’s Section 401(k) plan, my rights to the Severance Benefits under the Incentive Agreement, or my rights to indemnification under the Indemnification Agreement between the Company and me (the “Indemnification Agreement”), my rights to Directors’ and Officers’ insurance, my rights to any accrued benefits and any vested equity awards, my rights to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, and any rights and claims that cannot be waived by law.
I agree that I shall not seek or accept damages of any nature, other equitable or legal remedies for my own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Release. I represent that I have not assigned to any third party and I have not filed with any court any Claim released by this Release.
2.Ongoing Obligations. I reaffirm my ongoing obligations under the Citrix Systems, Inc. Non-Solicitation, Non-Competition and Confidentiality and Employee Non-Disclosure Agreement between me and the Company dated ________ (the “Restrictive Covenant Agreement”), including, without limitation, my obligations to maintain the confidentiality of all confidential and proprietary information of the Company, to return to the Company (in good condition) all of the Company’s equipment, property, and documents (whether in paper, electronic, or other format, and all copies thereof) that are in my possession or control, and refrain from certain competition and solicitation activities for a twelve (12) month period after my separation from employment. I acknowledge that the execution of Exhibit A to the Restrictive Covenant Agreement, entitled “Citrix Systems, Inc. Termination Certification” (the “Certification”), is required by the Restrictive Covenant Agreement and accordingly agree to sign and return to the Company, at the same time I return the Release, the Certification (attached hereto as Appendix A) as a condition to my entitlement to the Severance Benefits. I also reaffirm my ongoing obligations under the Citrix Systems, Inc. Statement of Company Policy Regarding Insider Trading and Disclosure of Material Non-Public Information (the “Insider Trading Policy”) and agree that those obligations continue to apply following my separation from employment, until such time as any material, nonpublic information possessed by me has become public or is no longer material. Without limiting the foregoing, I acknowledge and agree that I shall continue to be subject to the remainder of any Quarterly Black-Out or Special Black-Out (as defined in the Insider Trading Policy), if such black-out period was instituted prior to my separation from employment.

3.Litigation and Regulatory Cooperation. I agree to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while I was employed by the Company. My full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. I also agree to cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while I was employed by the Company. Any cooperation pursuant to this Section 3 is subject to the Company’s obligation to (i) reimburse me for any expenses incurred during activities reasonably performed at the Company’s request pursuant to this Section 3, subject to the same standards and procedures as apply to business expense reimbursements pursuant to the Company’s Travel and Expense reimbursement policy, and (ii) compensate me at an hourly rate equal to my final base annual salary rate divided by 2,080 to the extent that I reasonably expend any time in performing activities at the Company’s request pursuant to this Section 3 at any time more than one year after the date of termination of my employment with the Company; provided that I acknowledge that I shall not at any time be entitled to compensation for time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials.

4.Non-Disparagement and No Cooperation. I agree that I will not, at any time in the future, make any written or oral statement that disparages or damages (i) the business of the Company or any affiliate of the Company (together, “Company Parties”), (ii) any products or services of any Company Party, or (iii) any member of the board of directors or management of any Company Party. I agree that I will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any of the other Releasees, unless under a subpoena or other court order to do so; provided that nothing in this Release shall be construed to affect my right to participate in any proceeding before a federal or state administrative agency, including, without limitation, by cooperating with any such agency’s request for information or by making any good faith report to a governmental entity concerning any act or omission that I reasonably believe constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, I recognize that the Company’s business relationships with its customers, distributors, resellers and partners (collectively, “Customers and Partners”) are very important to the Company, and that if I - as an important Company representative in its dealings with Customers and Partners during the course of my employment - make any statement (directly or indirectly) to such Customers or Partners about the Company, any other Company Party, employees of any Company Party or the products or services of any Company Party that is untrue or otherwise may be harmful to the Company or any other Company Party, I will be deemed to have violated this Section 4.

5.California Civil Code Section 1542. I acknowledge that I have been advised to consult with legal counsel and am familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Being aware of said code section, I agree to expressly waive any rights I may have thereunder, as well as under any other statute or common law principles of similar effect
6.Right to Consider and Revoke Release. I acknowledge that I have been given the opportunity to consider this Release for a period ending forty-five (45) days after the date when it was proposed to me. In the event that I executed this Release within less than forty-five (45) days after such date, I acknowledge that such decision was entirely voluntary and that I had the opportunity to consider this Release until the end of the forty-five (45) day period. To accept this Release, I shall deliver a signed Release to the Company’s General Counsel within such forty-five (45) day period. For a period of seven (7) days from the date when the I execute this Release (the “Revocation Period”), I shall retain the right to revoke this Release by written notice that is received by the General Counsel on or before the last day of the Revocation Period. This Release shall take effect only if it is executed within the forty-five (45) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

7.Other Terms.
(a)Legal Representation; Review of Release. I acknowledge that I have been advised to discuss all aspects of this Release with my attorney, that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily entering into this Release.

(b)Binding Nature of Release. This Release shall be binding upon me and upon my heirs, administrators, representatives and executors.

(c)Amendment. This Release may be amended only upon a written agreement executed by the Company and me.

(d)Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.

(e)Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed under the laws of the State of California, without giving effect to the conflict of laws provisions of California law. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against the Company or me.

(f)Entire Agreement; Absence of Reliance. I acknowledge that I am not relying on any promises or representations by the Company or any of its agents, representatives or attorneys regarding any subject matter addressed in this Release. I acknowledge that this Release constitutes the entire agreement between the Company and me and that this Release supersedes any previous agreements or understandings between me and the Company, except the Incentive Agreement, the Indemnification Agreement, the Restrictive Covenant Agreement, the Insider Trading Policy, and any equity award agreements and equity plans to which they are subject, and any other obligations specifically preserved in this Release.
So agreed.

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Executive                        Date

Appendix A

Citrix Systems, Inc.
Termination Certification

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Citrix Systems, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Non-Solicitation, Non-Compete and Confidentiality and Employee Non-Disclosure Agreement signed by me, including the reporting of any Developments and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Non-Solicitation, Non-Compete and Confidentiality and Employee Non-Disclosure Agreement and subject to the limitations and restrictions therein, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, consultants or licenses.

Date: ____________________________         _______________________________
Executive